Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alberto-Culver Company:

We consent to the use of our reports (i) dated December 8, 2005 with respect to the consolidated balance sheets of Alberto-Culver Company as of September 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, the effectiveness of internal control over financial reporting as of September 30, 2005, and the financial statement schedule - Valuation and Qualifying Accounts for each of the years in the three-year period ended September 30, 2005 and to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in the Registration Statement on Form 10 of New Aristotle Holdings, Inc., as amended (Registration No. 001-32970), effective October 25, 2006, and (ii) dated June 29, 2006, with respect to the financial statements and schedule of the Alberto-Culver 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2005 and 2004, both of which are incorporated by reference in the Registration Statement on Form S-8 of Alberto-Culver Company, to be filed on or about November 17, 2006.

/s/ KPMG LLP

Chicago, Illinois

November 15, 2006